File Number: 57826-0014

Web site: www.langmichener.com

EXHIBIT 5.1

March 5, 2008

i-level Media Group Incorporated
Suite 5B, 98 Liu He Road
Shanghai, 20001
People's Republic of China (PRC)

Attention:        Mr. Aidan Sullivan, President and Chief Executive Officer

Dear Sirs:

i-level Media Group Incorporated - Registration Statement on Form S-1

We have acted as legal counsel to i-level Media Group Incorporated, a Nevada corporation (the "Company"), in connection with the Company's registration statement which is being filed with the United States Securities and Exchange Commission on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, on March 5, 2008. The Registration Statement relates to the registration of the following shares of common stock of the Company for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"):

  2,500,000 shares of common stock (the "Placement Shares") issued pursuant to an unregistered private placement (the "Private Placement") of units (the "Units");

  1,250,000 shares of common stock (the "Warrant Shares") issuable upon the exercise of certain warrants (the "Warrants") issued as part of the Units under the Private Placement; and,

  150,000 shares of common stock (the "Agent's Shares") issued as agent's fees under the Private Placement.

On December 28, 2007, the Company issued an aggregate of 2,500,000 Units at a price of $0.20 per unit, with each unit consisting of Placement Share and one-half of one Warrant to certain of the Selling Shareholders by way of the Private Placement. Each whole Warrant entitles the holder to purchase one Warrant Share at a price of $0.30 per share for a period of two years from the date of issuance.

In connection with the Private Placement, the Company also issued 150,000 Finder's Shares to certain of the Selling Shareholders as finder's fees.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement dated March 5, 2008; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above; (e) the subscription agreements entered into between the Selling Shareholders and the Company; (f) the form of the certificates representing the Warrants; (g) an Officer's Certificate executed by Aidan Sullivan, Executive Chairman, President, Chief Executive Officer, Principal Executive Officer and a director; and (h) such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the Placement Shares and Agent's Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the Warrants in accordance with their terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(i)        the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

(ii)       at the time of the exercise of the Warrants, there will be a sufficient number of authorized but not issued shares of the Company's common stock to permit the issuance of the Warrant Shares;

(iii)      we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

(iv)       we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Interests of Named Experts and Counsel".

Yours truly,

/s/ 'Lang Michener LLP'